EXHIBIT 99.1

Financial Results Fourth Quarter 2003 January 15, 2004

Forward-looking statement disclosure Certain statements made by management in this presentation are not statements of historical fact, but are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These "forward-looking statements" involve risks and uncertainties which may cause actual results to differ materially from those in such statements. Additional discussion of factors that could cause actual results to differ materially from projections, forecasts, estimates and expectations is contained in the fourth quarter 2003 earnings release and respective SEC filings, including the 2002 Annual Report on Form 10-K and Form 8-K dated January 15, 2004.

Union Planters Corporation Summary income statement information Efficiency ratio calculated excluding amortization of mortgage servicing rights and all intangibles Dollars in thousands except per share information

2004 Key initiatives Initiatives are expected to add between $30 to $35 million in annual pre-tax earnings improvements Reduce mortgage staff by consolidating underwriting functions, improve productivity, and align staffing levels with related volumes Streamline credit operations Consolidate selected underperforming branches Reduce facility costs by disposing of resultant vacant space Reduce credit costs through the disposition of the brokered home equity portfolio

Net interest income Percentages represent fully taxable-equivalent net interest margin (tax-equivalent adjustment of $5.9 million, $5.2 million and $4.3 million, respectively; a 35% effective tax rate is assumed for all periods) Net interest income in thousands of dollars

Trends in UPC's loan portfolio Dollars in billions; average daily balance for quarter Percentages calculated on average balances; numbers may vary due to rounding -21.6% +37.3% -12.4% -0.9%

Noninterest income Dollars in thousands; percentages in graph represent reported noninterest income as percentage of total revenue on a fully taxable-equivalent basis

Total mortgage banking revenues Dollars in thousands *Included in the gain on sales of residential mortgages in the fourth quarter is $16.7 million of gains related to the securitization of $323.8 million in portfolio loans and the sale of $34.8 million in FHA/VA loans. This compares to a gain of $2.5 million on the sale of $53.0 million in mortgage loans from the portfolio during the third quarter.

Noninterest expense Decrease from prior periods primarily a result of decline in mortgage-related, volume-driven spend Dollars in thousands

Credit quality trends Nonperforming assets declined for the fifth straight quarter and are at the lowest level since Quarter 1, 2001 Dollars in millions; percentages represent nonperforming assets as a percentage of loans and foreclosed properties -23.8%

Continued capital strength Facilitates continued execution of share repurchase program; 5 million shares repurchased during the fourth quarter *Estimated Quarter 4, 2003 Tier-one capital ratio. Selected peer group includes:FITB, BBT, STI, NCC, FTN, ASO, CBSS, HBAN, SOTR, RF, NCF, CNB and HIB